SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                  CURRENT REPORT UNDER SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): August 30, 1999
                        Commission File Number: 0-25386


                               FX ENERGY, INC.
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                  NEVADA                            87-0504461
      ------------------------------           -------------------
     (State or other jurisdiction of              (IRS Employer
      incorporation or organization)           Identification No.)



           3006 HIGHLAND DRIVE
                SUITE 206
           SALT LAKE CITY, UTAH                       84106
      ------------------------------           -------------------
     (Address of Principal Executive                (Zip Code)
                 Offices)

              Registrant's Telephone Number, including Area Code:
                               (801) 486-5555




                                    N/A
      ---------------------------------------------------------------------
     (Former name, former address, and formal fiscal year, if changed since last report)

                             ITEM 5.  OTHER EVENTS


FX ENERGY, INC. announced on August 30, 1999, that the third well in its ten well exploratory drilling program in Poland, the Witkow #1, was non-commercial. The Witkow #1 was testing Devonian reservoir rock in the extreme southeast of FX's Lublin concession. Apache Corporation paid FX Energy's 45% share of the well.
FX Energy also announced that the next drillsite has been selected on the Company's Lublin concession in Block 255 approximately 100 miles northwest of the Witkow #1 well. The rig used on the Witkow #1 well will be moved to the new location and commence drilling as soon as possible. The Block 255 well will test a potential Carboniferous horizon on trend with the Stezyca oil and gas field in Block 276. FX and Apache also plan to begin drilling a well on FX Energy's Pomeranian concession in northwest Poland later this year.

The Siedliska #2 well is currently drilling to test a Cambrian target on block 257 and is projected to reach total depth of 3050 meters within 30 to 45 days. FX also has a small participation in the Andrychow #6 well currently being drilled by the Polish Oil and Gas Company in the Carpathian region of southern Poland.

In FX Energy's appraisal/development project in the Lachowice area in the Carpathian region, a workover rig is currently being moved onto the Lachowice #7 well and will begin testing the well's commercial potential this week.

FX Energy and its partners are exploring and evaluating approximately 15.8 million acres in Poland - the equivalent of about twenty percent of this central European country. Beginning now and continuing over the next twenty months FX Energy plans to participate in drilling or re-entering at least 9 wells. In addition, FX is pursuing low risk production enhancement/development projects to complement its ongoing long-term exploration program in Poland.


                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated:  August 30, 1999            FX ENERGY, INC.



                                   By: /s/ Scott J. Duncan, Vice President